Exhibit 21

STEM, INC.
SUBSIDIARIES OF REGISTRANT
The Registrant, Stem, Inc., a Delaware corporation, has no parent
The following are subsidiaries of the Registrant
(as of December 31, 2022)

Subsidiary Name	Country or state of incorporation
AlsoEnergy Holdings, Inc.	Delaware
Stem US Holdings, Inc.	Delaware